Media:	Investor Relations:
Paul Forzisi	David K. Waldman / Klea K. Theoharis
TXP Corporation	Crescendo Communications
(214) 575-9300	(212) 671-1020

FOR IMMEDIATE RELEASE

TXP Announces 61% Increase in Revenue for the Third Quarter of 2007

RICHARDSON, TEXAS - November 14, 2007 - TXP Corporation (OTCBB: TXPO), an Original Design Manufacturer (ODM) for the telecommunications industry, today announced financial results for the three and nine months ended September 30, 2007.

Recent Highlights:

▪	Revenue increased 61% for the three months ended September 30, 2007 compared to the three months ended September 30, 2006
▪	Successfully reached interoperability with 14 global GPON Optical Line Terminal (OLT) providers
▪	Hired new CFO and appointed two new board members
▪	Announced ADTRAN contract for Optical Network Terminals ONT and Retrofit Solutions
▪	Announced Tellabs contract for Retrofit Solutions

Michael C. Shores, President and Chief Executive Officer of TXP, commented, “We are pleased to report that all product and services groups at TXP grew at a healthy pace during the third quarter of 2007 resulting in overall revenue growth of 61% to approximately $2.7 million, compared to the third quarter of last year. We believe that we have begun to reap the rewards of our development efforts over the past year, as evidenced by the growth in the number of partnerships we are establishing, the steady stream of innovative products we’ve introduced, significantly escalating revenue and the increase in new business opportunities. We believe that our ability to provide innovative solutions to high technology companies, exceeding their timing thresholds, is helping us move towards the forefront of the ODM industry.”

“Much of the revenue growth in the third quarter was attributable to our prototype services, where our ability to speed our clients’ products to market through quick turnaround in prototype, design and pre-production services gives our customers a competitive edge. This group experienced continued growth during the quarter with a 35% increase in revenue versus the third quarter of last year.”

Mr. Shores continued, “We have also gained substantial traction in the marketplace with our retrofit products, which provide an economically compelling solution for telecom carriers who must overhaul their local access infrastructures. TXP’s retrofit kits enable customers to cost effectively upgrade their local access networks by retrofitting existing outside plant cabinets with new access systems, rather than going through the expensive and time consuming process of completely replacing the cabinets in which the access equipment is housed. TXP’s retrofit solutions are typically 60-75% less than the cost of a new cabinet installation. Most recently, we entered into a partnership agreement with Tellabs to develop a series of retrofit kits for Tellabs access systems that will enable them to upgrade remote outside plant cabinets.”

Mr. Shores continued, “Our ONT group is gaining very strong industry recognition and we expect to see significant growth from this unit going forward. We are pleased to report that we now have a number of OEM customers in active trials with carriers and we made our first significant sales in Europe in the third quarter. ONTs provide the connectivity for “the last mile” enabling integrated voice, video and high-speed internet access in the home or business location. Our family of ONTs are interoperable across 14 OLT providers versus 10 less than a quarter ago and this has contributed to our ability to obtain new business. Particularly noteworthy was our increasing sales of Gigabit Passive Optical Network (GPON) ONTs in Europe. In the U.S., the industry is now beginning to catch up with our technological innovations; while in contrast, Europe has already begun moving forward with GPON deployment as evidenced by our growth in sales in this region during the third quarter of 2007.”

Mr. Shores concluded, “Our customer base has increased from 103 as of the third quarter of 2006 to over 139 electronics and telecommunications companies in the third quarter of 2007, and our list of new customers continues to expand. Time to market, cost, and product innovation are of particular importance in the telecommunications and technology sectors, and as we continue to educate industry participants on the quality and cost-effectiveness of our services and the value of an ODM model. We are confident that the positive trends that have developed at TXP will continue.”

Total revenue for the third quarter of 2007 increased 61% to approximately $2.7 million, compared with approximately $1.7 million for the same period in 2006. Operating loss for the third quarter was approximately $1.7 million, compared to operating loss of approximately $0.2 million for the same period last year. Net loss for the third quarter of 2007 was approximately $1.3 million, or $0.01 per share, compared to net income of approximately $2.2 million, or $0.02 per share, for the same period in 2006. Net income in the third quarter of 2006 and 2007 included a non-cash gain of approximately $2.7 million and $0.7 million, respectively, related to change in fair value of derivative financial instruments.

Full results will be available in the company’s quarterly report on Form 10-QSB report for the three and nine months ended September 30, 2007, to be filed with the SEC.

About TXP

TXP Corporation is an Original Design Manufacturer (ODM) for the telecommunications industry. Based in Richardson, Texas, TXP has three primary business units: TXP-Texas Prototypes, TXP-Retrofit Solutions, and TXP-ONT Solutions. TXP-Texas Prototypes provides pre-manufacturing services for the electronics industry that help original equipment manufacturers (OEMs) bring products to market both faster and more cost effectively. TXP-Retrofit Solutions provides custom engineering kits to enable ILEC’s (Incumbent Local Exchange Carriers) to upgrade their local access service delivery infrastructure at minimum cost and time. TXP’s retrofit kits enable a wide range of next generation telecom platforms to easily fit into the variety of remote cabinets that have been broadly deployed by ILEC’s over the last 30 years. TXP-ONT Solutions comprises the former Siemens’ Optical Network Terminal (ONT) development team hired in late 2006. This group develops and markets via an ODM model the iPhotonics family of ONT products to both OEMs and ILECs to be private-label branded. The ONT technology terminates the passive optical network at the home or business location, and enables integrated voice, video and high-speed internet access.

For more information visit: www.txpcorp.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this press release are "forward-looking statements" that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company's filings with the Securities and Exchange Commission which may cause actual results, performance and achievements of the company to be materially different from any future results, performance or achievements expressed or implied.